Exhibit 99.1

News Release

For Immediate Release

OvaScience Provides Update on Corporate Goal for AUGMENT Treatment

CAMBRIDGE, Mass., September 28, 2015 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today announced that the Company does not expect to meet the 2015 goal of 1,000 AUGMENTSM treatment cycles. The AUGMENT treatment patient experience has been positive and OvaScience has built strong technical operations, quality and manufacturing; however, the Company is continuing to enhance its commercial operations and infrastructure to optimize for commercial success. In addition, evolving market dynamics in the fertility space, including recent merger and acquisition activities at the key commercial IVF clinics where the AUGMENT treatment is offered, have hindered the Company’s ability to drive major volume that was anticipated in the fourth quarter.

Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience, stated, “We are adapting our regional commercial operations and infrastructure as well as addressing an even more dynamic global IVF landscape. In addition, we recently became aware of M&A activities in our key clinics. We believe these factors will prevent us from achieving our goal as we had anticipated the majority of AUGMENT treatment cycles would initiate in the fourth quarter. While disappointing in the short-term, the expanding clinic networks may enable more patients to have access to the AUGMENT treatment. With the positive patient experience to date, including multiple healthy births, we remain confident in the commercial potential of the AUGMENT treatment and our future fertility treatments.”

The Company established 2015 as a build year and made significant advances in key areas:

•                  Achieved quality and scalability of its global manufacturing and technical operations;

•                  Published positive patient experiences, including the birth of ten healthy babies, and will continue to demonstrate the clinical benefit of the AUGMENT treatment by capturing additional data in its international patient registry;

•                  Formed new clinic partnerships, including with the IVI Group, the largest IVF clinic network in the world; and

•                  Advanced plans to introduce the AUGMENT treatment in Japan and the United Kingdom.

Goals for the OvaPrimeSM and OvaTureSM treatments remain on track for 2015, with plans to introduce the OvaPrime treatment in patients outside of the United States and to communicate the Company’s development strategy for the OvaTure treatment.

Conference Call and Webcast

OvaScience management will host a call on Tuesday, September 29, 2015 at 8:30 am ET. The call can be accessed by dialing (877) 930-8299 (U.S.) or (253) 336-8765 (international) five minutes prior to the start of the call and providing the passcode 50513264. A replay will be available approximately two hours after completion of the call and can be accessed by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and providing the passcode 50513264. The replay will be available for two weeks from the date of the call. Additionally, the live, listen-only webcast of the conference call can be accessed by visiting the Investors section of the Company’s website at www.ovascience.com. A replay of the webcast will be archived on the Company’s website for two weeks following the call.

About OvaScience

OvaScience (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions outside of the United States. OvaScience is developing the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. For more information, please visit www.ovascience.com and www.augmenttreatment.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment and its two fertility treatments in development, including statements relating to (i) our expectations with respect to our AUGMENT cycle goals, (ii) the potential for expanding clinic networks to enable more patients to have access to the AUGMENT treatment, (iii) plans to introduce the OvaPrime treatment in patients outside of the United States and (iv) plans to communicate the Company’s development strategy for the OvaTure treatment. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with may determine not to begin or continue providing the AUGMENT treatment for commercial or other reasons; our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we have launched or plan to introduce the AUGMENT treatment and plan to introduce the OvaPrime treatment; the commercial ramp up of the AUGMENT treatment; the science underlying our treatment and treatments in development (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval where necessary for our potential treatments; our ability to develop our potential treatments, including the OvaPrime and OvaTure treatments, on the timelines we expect, if at all; our ability to commercialize the AUGMENT treatment and our potential treatments, including the OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contacts:	Media:
Theresa McNeely	Cara Mayfield
EVP, Chief Communications Officer	Director, Corporate Communications
tmcneely@ovascience.com	cmayfield@ovascience.com
617-299-7356	617-714-9638

###